Exhibit 99.11
First trinity financial corporation,
an Oklahoma Corporation
SUBSCRIPTION ESCROW AGREEMENT
          This Agreement made effective as of _____ between First Trinity Financial Corporation, an Oklahoma Corporation (the “Company”), and Bank of Oklahoma, N.A. (the “Agent”).
          WHEREAS, the Company is offering for subscription up to ($10,000,000) of its Common Stock pursuant to its Prospectus dated ______, 2010 (“Prospectus”).
          WHEREAS, the Company desires for Agent to perform the services of depository and escrow agent with respect to subscriptions to the Company made by prospective purchasers of the Common Stock (the “Investors”)
          NOW, THEREFORE, the parties hereto agree as follows:
1.	Agent shall deposit all subscription checks and other payments for the Common Stock by Investors which it receives into an escrow account maintained by Agent (the “Escrow Fund”). Checks shall be made payable to First Trinity Financial Corporation Escrow Account until the minimum subscriptions of $1,000,000 have been received by the Agent.

2.	The Company reserves the right to reject any subscription. The Company shall promptly refund the subscription amount which has been rejected to the Investor unless the subscription amount is on deposit with Agent, in which case Agent upon written direction of the Company shall make such refund if any as soon as Agent has collected funds on such Investor’s check.

3.	Prior to the close of business on December 31, 2010, (the specified “Escrow Termination Date”), Agent shall verify with the Company whether or not the minimum required subscriptions in Certificates has been received and accepted by the Company.

4.	If subscriptions for at least $1,000,000 in Common Stock (the “Minimum Subscription Amount”) have been received by Agent prior to the close of business on the Escrow Termination Date, the Company shall within fifteen (15) business days advise Agent in writing of the fact. Upon receipt of such written notification, Agent shall notify the Oklahoma Department of Securities (“Department”) and terminate this escrow and release such subscription proceeds plus any interest earned, to the Company or its designee at such time and of such amount as the Company shall specify but in no event less than ten (10) days unless the Department consents to such release. After termination of the escrow in accordance herewith, Agent shall remit any subscription proceeds received directly to Company. Anything herein to the contrary notwithstanding, amounts received by the Agent in the form of checks shall not be deemed to have been received and shall not be available for distribution until such amounts have been collected by Agent. Amounts to the Company received by Agent in the form of a wire transfer will be deemed to be collected funds on the day of receipt.

5.	If the Minimum Subscription Amount has not been received prior to the close of business on the Escrow Termination Date, all amounts received by Agent shall be returned directly by Agent to Investors, as soon thereafter as such amounts are collected without the deduction fees or other charges. The Company shall provide Agent with written directions specifying the name and address of and the amount to be paid to each Investor to whom money is to be returned with interest to said investor after the date the funds were collected through the Escrow Termination Date.

6.	Agent shall have no authority or obligation to exercise discretion as to the investment of the Escrow fund, but will invest and reinvest the Escrow Fund as directed by the Company, only in investments permitted by Rule 15c2-4 under the Securities Exchange Act of 1934. Agent shall be under no duty or responsibility to enforce collection of any checks delivered to Agent hereunder. Agent shall promptly notify and return to Company any check or instrument received from Company or Investor upon which payment is refused together with related documents which were delivered to Agent. If any check or instrument delivered to Agent under this Agreement is uncollectible and if Agent has distributed funds represented by such item pursuant to the terms hereof or pursuant to the direction of the Company, Agent shall notify company and shall deliver the returned check or instrument to Company and Company shall immediately reimburse Agent for the amount of funds uncollectible.

7.	Agent shall provide all administrative and reporting services contemplated by the Agreement to affect the purpose stated herein.

8.	Agent is not a party to nor is it bound by any agreement out of which this Agreement may arise including but not limited to the Prospectus. Agent is not charged with notice of the existence of any agreement out of which this Agreement may arise other than the Prospectus. Agent is not charged with notice of the terms of the Prospectus (other than those recited herein).

9.	Agent may resign by giving ten (10) days prior written notice to Company hereto by registered or certified mail at the address herein below set forth and until a successor Agent is named and accepts its appointment, Agent shall have no duty save to hold funds uninvested held pursuant hereto.

10.	It is understood and agreed further that Agent shall:
(a) Be protected in acting upon any notice, request, certificate, approval, consent or other paper believed by it to be genuine and to be signed by the proper party or parties;
(b) Be authorized to disregard in the sole discretion of Agent any and all notices and warning that may be given to it by Company hereto or by any other person, firm, association or corporation. Agent may with prior notice to Company affording Company an opportunity to respond, however, in its discretion, obey the order, judgment, decree or levy of any court whether with competent jurisdiction or of any agency of the United States or any political subdivision thereof or of any agency of the State of Oklahoma or of any political subdivision thereof, and Agent is hereby authorized in its sole discretion to comply with and obey any such order, judgment, decree or levy. If, however, Agent in its sole discretion and upon consultation with counsel concludes in good faith that it need not comply with or obey any such order, judgment, decree or levy, Agent need not do so. In any event Agent shall not be liable by reason of such action or omission to act to the Company or to any other person, firm, association or corporation even if thereafter any such order, judgment, decree or levy be reversed, modified, annulled, set aside or vacated;
(c) Be entitled to consult with Agent’s counsel and except for gross negligence or willful misconduct, shall not be liable for any action taken or omitted by Agent in accordance with the opinion and advice of such counsel whether such counsel be a member of Agent’s house counsel staff or independent counsel;
(d) Be indemnified by Company against any claim or charge made against Agent by reason of its acting or failure to act in connection with any of the transactions contemplated hereby and against any loss Agent may sustain in carrying out the terms of this Agreement, except as a result of Agent’s gross negligence or willful misconduct; and,
(e) Be entitled to compensation from Company for acting hereunder in accordance with the fee schedule as mutually agreed upon between Agent and Company and attached as Exhibit “A”.
11.	Each party to this Agreement shall be deemed conclusively to have given and delivered any notice required to be given or delivered hereunder if the same is in writing, signed by such party and mailed by registered or certified mail, postage prepaid, addressed to the other party hereto, at the address set forth below; provided, however, that the verification required of Agent by paragraph 3 above, shall be given orally (by telephone or in person) and then confirmed in writing if the Company so requests.

          Any written notices required by this Agreement shall be addressed as follows:

If to Agent:	Bank of Oklahoma, N. A.
Corporate Trust Department
One Williams Center, 10th Floor
Tulsa, OK 74103
Attn: Cyndi Wilkinson

If to Company:	First Trinity Financial Corporation
7633 East 63rd
Suite 230
Tulsa, OK 74133
Attention: President

If to the Oklahoma
Department of Securities	Oklahoma Department of Securities
First National Center
Suite 860
120 North Robinson
Oklahoma City, OK 73102
Attention: Director of Registration
12.	This Agreement expressly and exclusively sets forth the duties of Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Agreement against Agent.

13.	Unless and until the Escrow is delivered to Company, it is specifically recognized and agreed that Company shall not have any right, title or interest in such funds; it being the intention of the parties hereto that the Escrow Fund shall not be subject to claims against Company or any of its affiliates unless and until the Minimum Subscription Amount is achieved and delivery of the funds thereof is made as aforesaid and the escrow account hereunder is ended.

14.	This Agreement is being made in and is intended to be construed according to the laws of the State of Oklahoma. It shall inure to and be binding upon the parties hereto, their successors and assigns. The terms of this Agreement shall commence with the date hereof and shall continue until the offering of the Minimum Subscription Amount is achieved or fails to be achieved by Escrow Termination Date, and the Escrow Fund is disposed under the provision to all applicable investors.

15.	Agent shall deposit all funds received in insured accounts such that each investor who deposits funds is insured to the maximum amount allowed under FDIC regulations or otherwise guaranteed by the U.S. Government, irrespective of the aggregate amount of funds received from all investors.

16.	Agent shall allow the inspection and copying of its records regarding the Escrow Fund by representatives of the Department at any reasonable time during the term of this agreement and for two (2) years from the Escrow Termination Date.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by duly authorized representatives as of the date first above written.

Company: First Trinity Financial Corporation An Oklahoma Corporation
By:	/s/ Gregg Zahn
Gregg Zahn, President

Agent: Bank of Oklahoma, N.A.
By:	/s/ Cynthia Wilkinson
Cynthia Wilkinson
Vice President and Trust Officer

EXHIBIT “A”
SCHEDULE OF FEES FOR ESCROW ONE YEAR OR LESS
ONE TIME FEE:
$1,500.00
$20.00 per distribution if funds are returned to subscribers
Extraordinary Administrative Expenses
Fees for services not specifically set forth in this Schedule will be determined by appraisal. Such services may include, but are not limited to, additional responsibilities and services incurred.

ACCEPTED:	/s/ Gregg Zahn

DATE:	6/8/10